Luxfer Announces Appointment of Lisa Trimberger to Board of Directors
MANCHESTER, England--(July 31, 2019) - Luxfer Holdings PLC (NYSE: LXFR), a global manufacturer of highly-engineered industrial materials, today announced the appointment of Lisa Trimberger to the Luxfer Board as a Non-Executive Director, effective September 1, 2019.
On joining the Luxfer Board of Directors, Ms. Trimberger will become a member of the Audit and Remuneration Committees. With the addition of Ms. Trimberger, Luxfer’s Board is comprised of six members, including five non-executive directors.
“We are pleased to welcome Lisa to our Board,” said David Landless, Non-Executive Chair of Luxfer. “We are confident that her expertise in audit and advisory in multiple industries and markets will be a considerable asset to the board and assist us in continuing to deliver value to our customers and shareholders.”
Ms. Trimberger is a retired partner from Deloitte & Touche, LLP, bringing with her 30+ years of experience from numerous, increasingly important roles held during her time there. Ms. Trimberger is currently a Managing Member and Owner at Mack Capital Investments, LLC, a successful private investment business. She also is a Trustee of the Board and Member of the Audit and Nominating Governance Committees for Corporate Office Properties Trust (NYSE: OFC).

Ms. Trimberger is a Certified Public Accountant and earned her Bachelor of Science degree in Accounting from Saint Cloud University - G.R. Herberger College of Business. She is and has been involved in many civic, community and professional groups, such as Impact100 Chicago, and Friends of Prentice. Ms. Trimberger is a NACD Board Fellow.

About Luxfer Holdings PLC (“Luxfer”)

Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial settings. For more information, visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contacts
Luxfer Holdings, PLC
Douglas A. Fox CFA - Director, Investor Relations
Cassandra Stanford - Communications Specialist
+1 414 269 5319
Investor.relations@luxfer.com